Exhibit 99.77I

Terms of new or amended securities

The Board of Trustees of the First Investors Income Funds approved the creation of a new series of the Income Funds, designated as First Investors Limited Duration High Quality Bond Fund (the "Fund"). A description of the Fund's shares is contained in the Fund's Prospectus and Statement of Additional Information dated May 19, 2014, which was filed with the Securities and Exchange Commission via EDGAR in the Income Funds' registration statement filing pursuant to Rule 485(b) on May 15, 2014 (Accession No. 0000898432-14-000779).